Exhibit 10.32

January 31, 2018

PERSONAL & CONFIDENTIAL

Valdirene Bastos-Licht

[Address Redacted]

Dear Valdirene:

Congratulations! On behalf of Ingredion Singapore Pte Ltd. (the "Company"), we are pleased to extend to you our offer as President, Asia Pacific, reporting to Jim Zallie, Chief Executive Offer. These terms and conditions will take effect from the start of your employment, and are subject to obtaining the necessary work permit for you to be eligible to start work in Singapore on the intended date of hire.

The administrative arrangements and allowances are set out in this letter. You will be required to comply with the laws of Singapore and follow the rules and practices of Ingredion Singapore Pte Ltd.

1.  EFFECTIVE DATE AND IDENTITY OF EMPLOYER

It is our intent that your employment with Ingredion Singapore Pte Ltd. shall begin on March 1, 2018.  Your employment will be contractually recognized by Singapore Pte Ltd., and the terms of this offer is contingent upon your acceptance of the employment contract terms and conditions in that are incorporated herein as well as the execution of an Executive Severance Agreement.

2.  BASE SALARY

Your annual base salary will be SGD 500,000 and will be paid through Ingredion Singapore Pte Ltd. payroll, delivered to you on a monthly basis. Your salary next will be reviewed in February, 2019.

CL
Employer	Employee

3.  INCENTIVE COMPENSATION

Short Term Incentive Plan

You will participate in the short-term incentive plan and your targets will be aligned with APAC Regional business performance. The bonus award will be calculated based on the Company’s target award. Any such payments will be made to you after deductions for tax at Singapore Country rates. Any benefits arising under this plan will be based on your Salary at the end of the short term incentive plan review period. The target award will be 60% of your annualized Salary.

Long Term Incentive Plan

Based on the level of this position, you will be eligible to participate in Ingredion's Long-term Incentive program. All awards granted as an eligible participant of this program are based on performance.

The grant value of your 2018 award will be approximately USD $275,000. Your participation will be subject to the terms and conditions of the LTIP and the awards granted under the LTIP. The full term of these awards will be provided to you upon Board approval.

Sign-on and Retention Grants

In addition, and in connection with your acceptance of Ingredion’s conditional offer of employment and your future employment in the position of President, Asia-Pacific, the Company has agreed to provide the following Sign-on Bonus and Retention Grants:

•

Ingredion will pay you a Sign-on Bonus in March, 2018 in the amount of SGD270,000, paid in one lump sum payment, less withholding required by law.  As a condition of the bonus, you must provide documentation of the forfeiture of your LTIP Grant vesting in December 2017 and/or your 2017 bonus.

•

Ingredion will pay you a retention bonus in March, 2019 in the amount of SGD180,000, paid in one lump sum payment, less withholding required by law.  As a condition of the bonus, you must be actively employed by Ingredion on the date of the payment.

•

In the event you voluntarily leave the organization within a two year period from your start date, you will be required to reimburse the company the signing bonus and retention grant prorated monthly from your start.

•

Ingredion will pay you a 2nd retention bonus in March, 2020 in the amount of SGD120,000, paid in one lump sum payment, less withholding required by law.  As a condition of the bonus, you must be actively employed by Ingredion on the date of the payment.

Valdirene Bastos-Licht

January 31, 2018

CL
Employer	Employee

•	In the event of your involuntary termination (except for “cause”) from the Company, the company will pay the full amount of any remaining retention bonuses.

5.  CAR ALLOWANCE

You will receive a company car allowance of SGD4,000.00 gross per month in accordance with the Singapore car policy. This allowance is subjected to change as deemed appropriate by the company.

4.  INSURANCES

You will be enrolled in the Aetna International medical/dental plan.  This plan will provide you with global medical and dental coverage.  You will also be insured under the Company’s Group Term Life Assurance plan and Group Personal Accident Assurance Plan.  Details of these plans will be provided to you by local HR.

5.  TAXATION

You will be responsible for complying with any and all applicable income, social or local income tax regulations in Singapore and in any other countries where you are required to pay taxes as a result of your employment.  For two years, required income tax returns will be prepared by Ingredion Inc.’s designated tax services provider (currently Deloitte Tax LLP) at the Company’s expense.  If you choose to use the services of another provider for tax matters, this will be at your own expense, and you will no longer be provided with tax equalized benefits.  After two years, all required income tax returns are your responsibility and will be prepared at your own expense.

6.  PENSION

You will be eligible to participate in the Supplementary Retirement Scheme in Singapore.  The Company will contribute up to the maximum of $35,700.00 per year. We will support you administratively in the contribution to your selected operator through Ingredion Singapore Pte Ltd.

Participation in this plan will cease in the event of transfer to another country location, termination of employment or granted eligibility to participate to Singapore CPF. Any payments and deductions linked to your retirement will be paid or deducted through Ingredion Singapore payroll.

7.  ANNUAL LEAVE

Valdirene Bastos-Licht

January 31, 2018

CL
Employer	Employee

You are entitled to 20 days of annual leave for each completed calendar year of employment and pro-rated accordingly to the company policy.  In addition, you are also eligible for all Singapore gazetted public holidays..

8.  TERMINATION

As with all employment offers, please realize that your employment is not for any specific duration and may be terminated at will by either you or the Company. The notice period for termination will be 3 months in writing or salary in lieu of notice thereof.

In the event your employment with the Company terminates for any reason other than death, disability, by reason of ‘cause’ or by you; and contingent on your agreement to executing a ‘general release’, you will be eligible for a severance per the terms of the Executive Severance Agreement

9.   VISA AND WORK PERMIT

The Company will assist you in obtaining Singapore work permits for you.

10. CONFIDENTIALITY AND INTELLECTUAL PROPERTY  RIGHTS AND CONTINUING PROVISIONS

Please be advised that the terms and conditions of this offer remain contingent upon your agreement to the Restrictive Covenants contained in the form of Executive Severance Agreement provided by the Company, the terms and conditions of which shall be deemed incorporated herein by reference, but which shall survive termination of your employment in accordance with its terms.

This letter of agreement and the Executive Severance Agreement shall constitute the entire agreement and understanding with respect to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written.

11.  GOVERNING LAW

This letter and all Schedules will be governed by and construed in accordance with the laws of Singapore, and you agree that the courts of Singapore will have exclusive jurisdiction.

12.  ACCEPTANCE

This employment is subject to confirmation of references and academic qualifications. For employees who are not Singapore Citizens or Singapore Permanent Residents, your

Valdirene Bastos-Licht

January 31, 2018

CL
Employer	Employee

employment and commencement date will be subject to the Company obtaining all necessary approvals from the Immigration and other relevant authorities.

If you are in agreement with the terms set out above please sign and return this letter.  This will indicate your agreement to and acceptance of the terms of this letter.

Sincerely,

/s/ Christophe Lange

Christophe Lange

Vice President, Human Resources, Asia Pacific

To accept this offer, please sign below and initial each page.

I accept the employment terms and conditions set out above.

Signed…/s/ Valdirene Bastos-Licht…Date …February 9, 2018….

          Valdirene Bastos-Licht

cc:Jim Zallie

Diane Frisch

Corporate Compensation

Regional Compensation

Valdirene Bastos-Licht

January 31, 2018

CL
Employer	Employee